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                                                                                                                       EXHIBIT 12


                                                RATIO OF EARNINGS TO FIXED CHARGES
                                                       GARDNER DENVER, INC.
                                        COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                      (DOLLARS IN THOUSANDS)

                                                     FOR THE NINE
                                                     MONTHS ENDED
                                                     SEPTEMBER 30,                       FOR THE YEAR ENDED
                                                     -------------  -------------------------------------------------------------

                                                          2004       2003       2002       2001       2000       1999       1998
                                                     -------------  -------------------------------------------------------------

Earnings:
  Income before income taxes                            $35,586     30,358     28,827     34,683     29,894     29,157     59,894
  Plus:
    Fixed Charges                                         7,617      6,019      7,483      7,789      8,486      6,746      5,692
                                                        -------      -----     ------     ------     ------     ------     ------

    Total                                               $43,203     36,377     36,310     42,472     38,380     35,903     65,586
                                                        =======     ======     ======     ======     ======     ======     ======

Fixed Charges:
  Interest expense incl. amortization of debt
    expense                                             $ 5,949      4,748      6,365      6,796      7,669      5,934      4,849
  Rentals-portion representative of interest              1,668      1,271      1,118        993        817        812        843
                                                        -------      -----     ------     ------     ------     ------     ------

    Total                                               $ 7,617      6,019      7,483      7,789      8,486      6,746      5,692
                                                        =======     ======     ======     ======     ======     ======     ======

Ratio of earnings to fixed charges                          5.7        6.0        4.9        5.5        4.5        5.3       11.5
                                                        =======     ======     ======     ======     ======     ======     ======
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